Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR FIRST QUARTER 2008
— Quarterly Revenue Up 85.7% to $139.8 Million —
— Adjusted Operating Cash Flow of $34.6 Million(2) —
     SIOUX FALLS, SD, April 29, 2008 — LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $139.8 million, an increase of $64.5 million or 85.7% over first quarter of 2007. The Company also reported a net loss of $(13.0) million or $(0.58) per share (basic and diluted) for the first quarter of 2008, which included $5.9 million of expenses for restructuring, integration (3), and amortization of acquired intangibles, all related to the 2007 acquisitions of On Command and StayOnline. Net loss for the first quarter of 2008, excluding restructuring and integration expenses and amortization of acquired intangible, was $(7.1) million or $(0.32) per share.
The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended March 31,
	2008	2007
Total revenue	$139,787	$75,285
Operating (loss) income	(1,847)	6,117
Net loss	(13,011)	(28)
Net loss per common share (1)	$(0.58)	$(0.00)

Adjusted Operating Cash Flow (2)	$34,551	$22,712
Average shares outstanding (basic)	22,606,699	19,040,156
Average shares outstanding (diluted)	22,606,699	19,040,156

(1)	Based on the average shares outstanding for both basic and diluted.

(2)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating (Loss) Income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses.

(3)	Integration expenses are defined as incremental costs associated with activities to combine or merge an operation that is not being closed, exited, or disposed of.

LodgeNet Q1 2008 Earnings 2-2-2-2
     “Our first quarter results put us on pace to achieve the full year guidance we issued in February,” said Scott C. Petersen, LodgeNet President and CEO. “Following our strategic acquisitions in 2007 in the areas of interactive television, broadband Internet and advertising media, we now offer our customers an expanded suite of services and solutions that connect, inform and entertain guests and patients. This strategic transformation has placed us in a unique position to broaden our customer relationships and drive meaningful new revenues and cash flows.”
     “As a result of our initiatives, total revenue on an aggregated and on a monthly per-room basis was greater in the first quarter of this year versus that reported for the first quarter of 2007,” said Gary H. Ritondaro, LodgeNet’s Chief Financial Officer. “Despite an approximate 3.2% reduction in hotel occupancies, total revenue per room increased 0.8% to $25.12 this quarter, while Guest Entertainment per room decreased 2.9% to $17.83. We believe this reflects a more stable environment for our Guest Entertainment revenues as compared to our third and fourth quarter results from 2007, especially considering that the Easter holiday occurred in the first quarter of this year. We believe it also reflects the positive impact from our multiple revenue diversification initiatives on our overall business.”
     “We also focused on controlling operating expenses and capital investment levels during the quarter to drive cash flow generation,” continued Ritondaro. “Operating costs per room were down 8.0% (on a pro forma basis), capital expenditures, including work in progress, equaled $18.9 million, and average capital investment per new high definition television room was down 10.0% compared to the average investment per room in 2007. Given the attractive price of our stock, we also purchased 470,000 shares during the quarter. We ended the first quarter with a consolidated debt leverage ratio of 4.5 times total debt and 4.2 times net debt, both well within our bank covenant.”
     “For years we have been a trusted partner to the hospitality industry, and today we are uniquely positioned to continue to strengthen and broaden these relationships,” continued Petersen. “With a full suite of products and services, we are establishing new product categories that we believe will become increasingly important contributors to our financial performance. The criteria for establishing these new products and services include minimal capital investment on our part and with the same prudent financial approach we have historically applied to our Company. We are effectively managing our business and capital investment plans to ensure we are capturing our most promising growth opportunities. We remain focused on the execution of our strategic growth initiatives and on delivering $25 to $35 million of adjusted free cash flow in 2008, or approximately $1.11 to $1.55 per share.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED MARCH 31, 2008 VERSUS
THREE MONTHS ENDED MARCH 31, 2007
     Total revenue for the first quarter of 2008 was $139.8 million, an increase of $64.5 million or 85.7%, compared to the first quarter of 2007. The growth in revenue was primarily driven by the 2007 acquisition of On Command, which contributed $56.2 million to revenue in the first quarter of 2008. The average monthly total revenue per room was $25.12 for the first quarter of 2008 compared to $24.93 for the first quarter of 2007.
     Guest Entertainment revenue, which includes on-demand entertainment such as movies, games, music, time-shifted television, Internet access through the television, and sports programming, increased $43.8 million or 78.9% to $99.2 million. On a per-room basis, monthly Guest Entertainment revenue for the first quarter of 2008 declined 2.9% to $17.83 compared to $18.36 for the first quarter of 2007. Average monthly movie revenue per room was $16.51 for the first quarter of 2008, a 3.6% reduction as compared to $17.13 per room in the prior year quarter. This change in revenue was in-line with our internal expectations and approximately at the midpoint of our annual guidance range. Non-movie Guest Entertainment revenue per room increased 7.3% to $1.32 in the first quarter of 2008 driven primarily by increases in time-shifted television purchases which was offset, in part, by a reduction in per-room revenue from games and purchases of Internet access through the television. Hotel room occupancy during the quarter was approximately 3.2% lower as compared to the first quarter of 2007. Accordingly, the revenue generated on per-occupied room from Guest Entertainment services during the first quarter of 2008 was essentially unchanged from the first quarter 2007.
     Hotel Services revenue, which includes revenue from hotels for television programming and broadband Internet service and support, increased $14.2 million or 93.1% to $29.5 million during the first quarter of 2008 versus $15.3 million in the first quarter of 2007. On a per-room basis, monthly Hotel Services revenue for the first quarter of 2008 increased 4.7% to $5.30 compared to $5.06 for the first quarter of 2007. Monthly television programming revenue per room increased 5.8% to $4.76 for the first quarter of 2008 as compared to $4.50 for the first quarter of 2007. This increase resulted primarily from the continued installation of high definition television systems and related services. Recurring broadband revenue per room was $0.54 for the first quarter of 2008 as compared to $0.56 for the first quarter of 2007.

LodgeNet Q1 2008 Earnings 3-3-3-3
     System Sales, Advertising, and Other Revenue, which includes sales of broadband, healthcare and other interactive systems, and advertising and media services (primarily from The Hotel Networks), increased to $11.1 million during first quarter of 2008 versus $4.6 million in the first quarter of 2007. On a per-room basis, monthly System Sales, Advertising and Other revenue increased 31.8% to $1.99 for the first quarter of 2008 compared to $1.51 for the first quarter of 2007. The increase in revenue resulted directly from an increase in the sale of interactive television and Internet access systems to hotels and the incorporation of the revenue from The Hotel Networks.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased to $75.9 million in the first quarter of 2008 as compared to $36.5 million in the first quarter of 2007. The increase in total direct costs was primarily due to the direct costs associated with the acquisition of On Command. For the first quarter of 2008, direct costs as a percentage of revenue were 54.3% as compared to 48.5% reported by LodgeNet for the first quarter of 2007. The increase as a percentage of revenue was primarily due to the direct costs associated with the On Command TV programming service, which represented 85% of the increase to total direct costs, quarter over quarter, or 490 basis points. The relationship of direct costs to revenue for the On Command TV programming service was known prior to the acquisition and a contract amendment had already been negotiated with a major On Command customer in the fall of 2006. We expect the margins on this service to improve significantly over the next two years as we convert this customer to high definition television programming as provided by the amended contract. Direct costs related to all other revenue, including guest entertainment, the sale of systems, and the delivery of broadband Internet services accounted for the remaining 90 basis points increase.
     System operations expenses increased to $15.4 million in the first quarter of 2008 as compared to $8.5 million in the first quarter of 2007 primarily due to our expanded operations from the acquisition of On Command and StayOnline. As a percentage of revenue, system operations expenses decreased to 11.0% this quarter as compared to 11.3% in the first quarter of 2007. Per average installed room, system operations expenses also decreased to $2.77 per room per month compared to $2.83 in the prior year quarter. Excluding integration expenses, system operations expenses for the first quarter of 2008 were $2.75 per average installed room.
     Selling, general and administrative (SG&A) expenses increased as a result of the 2007 acquisitions from $7.8 million in the first quarter of 2007 to $15.2 million in the current quarter. Included within this quarter’s SG&A expenses were approximately $717,000 of integration costs. As a percentage of revenue, SG&A expenses were 10.9% (10.4% excluding integration expenses) in the current quarter compared to 10.4% in the first quarter of 2007. SG&A expenses per average installed room were $2.74 ($2.61 excluding integration expenses) as compared to $2.60 in the first quarter of 2007.
     Depreciation and amortization expenses were $33.1 million in the first quarter of 2008. The depreciation and amortization expenses included $3.2 million of expense related to the amortization of acquired intangibles from the acquisition of StayOnline and On Command. As a percentage of revenue, depreciation and amortization expenses were 21.4% in the first quarter of 2008 as compared to 21.2% in the first quarter of 2007. Amortization of acquired intangibles was 2.3% of revenue during the first quarter of 2008 as compared to 0.2% in the first quarter of 2007.
     For the first quarter of 2008, we also incurred restructuring costs of $2.0 million to complete the personnel reduction phases of our post merger activities. The restructuring expenses were primarily related to employee severance costs for the remaining administrative functions and the consolidation of our corporate systems infrastructure.
     Interest expense was $11.0 million in the current quarter versus $6.2 million in the first quarter of 2007. The increase resulted from the change in weighted average long-term debt, which increased to $626.1 million during the first quarter of 2008 from $269.9 million in the first quarter of 2007 as a result of the On Command acquisition. The annualized interest rate decreased to 7.0% for the first quarter of 2008 versus 9.2% for the first quarter 2007.
     As a result of factors previously described, Adjusted Operating Cash Flow, a non-GAAP measure, which we define as operating (loss) income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses, was $34.6 million for this quarter of 2008 as compared to $22.7 million for the first quarter of 2007, an increase of $11.8 million.
     Net loss was $(13.0) million for the first quarter of 2008 compared to a net loss of $(28,000) in the prior year quarter. Net loss per share for the first quarter of 2008 was $(0.58) compared to net loss per share of $(0.00) in the first quarter of 2007. The net loss included $5.9 million of acquisition related costs for restructuring, integration, and amortization of acquired intangibles. Net loss excluding acquisition related items was $(7.1) million or $(0.32) per share.

LodgeNet Q1 2008 Earnings 4-4-4-4
     For the first quarter of 2008, cash provided by operating activities, excluding $5.9 million of cash used for integration and restructuring related activities, was $17.8 million. Cash used for property and equipment additions, including growth related capital was $18.9 million. Also during the first quarter 2008, we repurchased 470,000 shares using $4.7 million of cash. During the first quarter of 2007, cash provided by operating activities was $18.0 million while cash used for property and equipment additions, including growth-related capital, was $15.9 million.
     During the quarter, we installed 15,065 new rooms and converted 17,835 rooms as compared to 15,394 new rooms and 14,672 converted rooms during the first quarter of 2007. The average investment per newly installed room was $390 during the first quarter of 2008, compared to $366 for the first quarter of 2007, while the average investment per converted room was $301 this quarter, compared to $285 in the first quarter of 2007. The increase in the average investment per installed room was primarily attributable to the increased installation of HD systems in 8,090 new rooms along with the conversion of 15,184 rooms to HD in the first quarter of 2008 as compared to 5,368 new HD rooms and 7,995 converted HD rooms in the first quarter of 2007. The average investment per newly-installed HD room was $413 during the first quarter of 2008, compared to $430 in the first quarter of 2007. The average investment per converted HD room was $304 during the first quarter of 2008, compared to $316 in the first quarter of 2007.
Outlook
     For the year 2008, LodgeNet continues to expect to report revenue in the range of $570.0 million to $585.0 million and Adjusted Operating Cash Flow* is expected to be in a range from $150.0 million to $160.0 million. Net loss is expected to be $(28.0) million to $(18.0) million or loss per share of $(1.24) to $(0.80). Adjusted Net Loss** is expected to be $(14.0) million to $(4.0) million or $(0.62) to $(0.18) per share. Net Free Cash Flow *** is expected to be in a range of $17.0 million to $27.0 million and Adjusted Net Free Cash Flow**** is expected to be $25.0 million to $35.0 million.
* Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating (Loss) Income exclusive of depreciation, amortization, share-based compensation and restructuring and integration expenses.
** Adjusted Net Loss excludes amortization of purchased intangibles, debt refinancing charges and restructuring and integration expenses.
*** Net Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.
****Adjusted Net Free Cash Flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes cash used for restructuring and integration activities.
     The Company will also host a teleconference to discuss its results April 29, 2008, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available via InterCall at http://audioevent.mshow.com/343938/. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.

LodgeNet Q1 2008 Earnings 5-5-5-5
Special Note Regarding the Use of Non-GAAP Financial Information
     To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, adjusted net loss, net free cash flow, and adjusted net free cash flow, which are non-GAAP measures that are derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP.
     Adjusted operating cash flow is a non-GAAP measure which we define as operating (loss) income exclusive of depreciation, amortization, share-based compensation and restructuring and integration expenses. Adjusted net loss is a non-GAAP measure which we define as net loss exclusive of amortization of purchased intangibles, debt refinancing, restructuring charges and integration expenses. We define net free cash flow, a non-GAAP measure, as cash provided by operating activities less cash used for certain investing activities and excluding consideration paid for acquisitions. Adjusted net free cash flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes the effect of cash consideration paid for acquisitions, debt tender, and integration and restructuring activities. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring or integration, interest payments on our debt, taxes and capital expenditures. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 9,900 hotel properties worldwide in addition to healthcare facilities throughout the United States. The company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements”. When used in this press release and in the prepared remarks as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to guidance and adjusted net free cash flow, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality, and costs; technological developments by competitors; developmental costs, difficulties, and delays; relationships with customers and property owners; the availability of capital to finance growth; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. For any of the foregoing reasons, our guidance and adjusted free cash flow may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q1 2008 Earnings 6-6-6-6
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$18,836	$25,569
Accounts receivable, net	77,961	73,580
Other current assets	9,762	11,359

Total current assets	106,559	110,508

Property and equipment, net	313,062	323,963
Debt issuance costs, net	10,919	11,374
Intangible assets, net	123,376	126,530
Goodwill	111,293	111,293
Other assets	10,338	10,155

Total assets	$675,547	$693,823

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$49,303	$50,559
Current maturities of long-term debt	7,376	7,398
Accrued expenses	24,484	30,118
Deferred revenue	15,689	14,354

Total current liabilities	96,852	102,429

Long-term debt	622,763	617,196
Other long-term liabilities	39,504	22,440

Total liabilities	759,119	742,065

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 22,989,515 and 22,969,775 shares outstanding at March 31, 2008 and December 31, 2007, respectively	230	230
Treasury stock, at cost: 530,000 and 60,000 shares at March 31, 2008 and December 31, 2007, respectively	(5,737)	(1,075)
Additional paid-in capital	330,892	330,405
Accumulated deficit	(380,649)	(367,638)
Accumulated other comprehensive loss	(28,308)	(10,164)

Total stockholders’ deficiency	(83,572)	(48,242)

Total liabilities and stockholders’ deficiency	$675,547	$693,823

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2008 Earnings 7-7-7-7
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Guest Entertainment and hotel services	$128,692	$70,720
System sales, advertising and other	11,095	4,565

Total revenues	139,787	75,285

Direct Costs and Operating Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Entertainment and hotel services	67,391	33,090
System sales, advertising and other	8,519	3,370
Operating expenses:
System operations	15,387	8,534
Selling, general and administrative	15,225	7,844
Depreciation and amortization	33,100	16,089
Restructuring	2,002	241
Other operating expense	10	—

Total direct costs and operating expenses	141,634	69,168

(Loss) income from operations	(1,847)	6,117

Other Income and (Expenses):
Interest expense	(10,974)	(6,204)
Other income	11	160

(Loss) income before income taxes	(12,810)	73
Provision for income taxes	(201)	(101)

Net loss	$(13,011)	$(28)

Net loss per common share (basic and diluted)	$(0.58)	$—

Weighted average shares outstanding (basic and diluted)	22,606,699	19,040,156

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2008 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2008	2007
Operating activities:
Net loss	$(13,011)	$(28)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,100	16,089
Share-based compensation	509	265
Other	16	—
Change in operating assets and liabilities:
Accounts receivable	(4,556)	(2,613)
Other current assets	1,527	(1,260)
Accounts payable	(1,190)	1,777
Accrued expenses and deferred revenue	(4,287)	3,823
Other	(211)	(26)

Net cash provided by operating activities	11,897	18,027

Investing activities:
Property and equipment additions	(18,935)	(15,897)
Deferred acquisition costs	—	(447)
Acquisition of StayOnline, Inc.	—	(14,422)

Net cash used for investing activities	(18,935)	(30,766)

Financing activities:
Repayment of long-term debt	(1,563)	(375)
Payment of capital lease obligations	(413)	(636)
Borrowings of revolving credit facility	30,000	—
Repayments of revolving credit facility	(23,000)	—
Purchase of treasury stock	(4,662)	—
Exercise of stock options	—	7,272

Net cash provided by financing activities	362	6,261

Effect of exchange rates on cash	(57)	3

Decrease in cash and cash equivalents	(6,733)	(6,475)
Cash and cash equivalents at beginning of period	25,569	22,795

Cash and cash equivalents at end of period	$18,836	$16,320

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2008 Earnings 9-9-9-9
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

					Pro Forma
	1st Qtr '08	4th Qtr '07	3rd Qtr '07	2nd Qtr '07	1st Qtr '07 (6)
Room Base Statistics

Total Rooms Served (1)	1,968,000	1,962,090	1,954,116	1,943,183	1,936,875
Total Guest Entertainment Rooms (2)	1,863,599	1,860,720	1,852,124	1,844,451	1,836,530
Total HD Rooms (3)	109,980	84,327	63,502	48,348	37,343
Percent of Total Guest Entertainment Rooms	5.9%	4.5%	3.4%	2.6%	2.0%
Total Television Programming (FTG) Rooms (4)	1,076,894	1,068,256	1,059,440	1,044,352	1,036,403
Percent of Total Guest Entertainment Rooms	57.8%	57.4%	57.2%	56.6%	56.4%
Total Broadband Internet Rooms (5)	221,906	218,619	215,581	209,145	190,827
Percent of Total Rooms Served	11.3%	11.1%	11.0%	10.8%	9.9%

Revenue Per Room Statistics (per month)

Guest Entertainment Revenue	$17.83	$16.88	$19.06	$18.11	$18.40
Hotel Services Revenue	5.30	4.93	4.86	4.61	4.55
System Sales, Advertising, and Other Revenue	1.99	2.04	1.80	1.73	1.65

Total Revenue Per Room	$25.12	$23.85	$25.72	$24.45	$24.60

Summary Operating Results

(Dollar amounts in thousands)

Guest Entertainment Revenue	$99,202	$93,966	$105,651	$99,955	$101,392
Hotel Services Revenue	29,490	27,416	26,945	25,463	25,056
System Sales, Advertising, and Other Revenue	11,095	11,376	10,013	9,520	9,086

Total Revenue	$139,787	$132,758	$142,609	$134,938	$135,534
Adjusted Operating Cash Flow (7)	$34,551	$33,838	$37,865	$36,253	$33,933
Operating (Loss) Income	$(1,847)	$(8,199)	$(1,428)	$(726)	$1,671
Write-off Debt Issuance Costs	$—	$—	$(25)	$(22,170)	$—
Net Loss	$(13,011)	$(19,702)	$(11,411)	$(34,031)	$(11,316)

Reconciliation of Adjusted Operating Cash Flow to Operating (Loss) Income

(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$34,551	$33,838	$37,865	$36,253	$33,933
Depreciation and Amortization	(29,948)	(29,843)	(31,020)	(31,016)	(31,625)
Amortization of Acquired Intangibles	(3,152)	(2,719)	(3,110)	(2,583)	(131)
Share Based Compensation	(508)	(442)	(443)	(587)	(265)
Restructuring Expense	(2,002)	(6,105)	(2,296)	(2,515)	(241)
Integration Expense	(788)	(2,928)	(2,424)	(278)	—

Operating (Loss) Income	$(1,847)	$(8,199)	$(1,428)	$(726)	$1,671

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	As a result of the acquisitions of On Command and StayOnline, we included Pro Forma On Command amounts from the first quarter 2007 and StayOnline amounts from January 2007. We included this information to provide a better basis for comparison and we believe it is a useful way for us, and our investors, to measure the changes period over period. The presentation of this non-GAAP information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP.

[7]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating (Loss) Income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses.